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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated May 29, 1997, which appears on page 14 of the 1997 Annual Report to Shareowners of Kellwood Company, which is incorporated by reference in Kellwood Company's Annual Report on Form 10-K for the year ended April 30, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 12 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
St. Louis, Missouri
September 26, 1997